Stock Pledge Agreement

        This Stock Pledge Agreement (the "Pledge Agreement") is made and entered into as of April 1, 2008 between American Marketing And Sales, Inc., a Massachusetts corporation (the "Company") and Datameg Corporation, a Delaware Corporation (the "Parent or Pledgor") and LEONARD J. TOCCI ("Holder or Pledgee") for the benefit of certain former Principal Shareholders.

R E C I T A L S

WHEREAS, on or about December 7, 2007, American Marketing and Sales, Inc., a Massachusetts corporation (as the "Company Maker") and Datameg Corporation, a Delaware Corporation (as the "Parent Maker") entered into a secured promissory note (the "Note"), therein jointly and severally promising to pay to the order of LEONARD J. TOCCI (as the "Holder") for the benefit of certain former Principal Shareholders of the Company, the principal sum of FOUR MILLION AND 00/100 DOLLARS ($4,000,000) (the "Initial Principal") and any additions to the Initial Principal ("Additional Principal") made from time to time as provided herein, together with Interest thereon.

WHEREAS, from time to time as additional principal, the Company had the right to make cash loans from its operating cash in excess of the Company’s operating needs to the Parent and/or one more of its other subsidiaries, it being specifically understood that the Company was under no obligation to make cash loans totaling more than Five Hundred Thousand Dollars ($500,000) during the term of this Note.

WHEREAS, NetSymphony Corporation, a North Carolina corporation and wholly owned subsidiary of the Parent has currently received as loans from the Parent some $200,000 in research and development funding, the source of which loans is additional principal provided by the Company to the Parent, bringing the total current additional principal balance under the Note to approximately $700,000.

WHEREAS, NetSymphony’s current value with only minimal products sales is less than $500,000.

WHEREAS, the Holder of the Note demands additional collateral for the Note to forebear from exercising his rights under the Note and to permit the Company under the terms of the Note to make cash loans of Additional Principal up to One Million Dollars ($1,000,000).

WHEREAS, NetSymphony Corporation has authorized stock of one million common shares and all of said shares (the "Shares") are fully paid for and issued to the Parent.

WHEREAS, Pledgor and the Company have agreed that repayment of the Note will be further secured by the pledge of the Shares pursuant to this Pledge Agreement.

NOW, THEREFORE, the parties agree as follows:

        1.     Creation of Security Interest. Pursuant to the provisions of the North Carolina Commercial Code, Datameg Corporation, as Pledgor hereby grants to the Holder, as Pledgee, and the Pledgee hereby accepts, a first and present security interest in (i) the Shares, and (ii) all Dividends (as defined in Section 5 hereof), to secure payment of the Note and performance of all Pledgor's obligations under this Pledge Agreement. Pledgor herewith delivers to the Company Common Stock certificate No. 1, representing all the Shares of NetSymphony Corporation, together with a stock power for said certificate so delivered, duly executed (with the date and number of shares left blank) by Pledgor. For purposes of this Pledge Agreement, the Share and all Dividends will hereinafter be collectively referred to as the "Collateral." Pledgor agrees that the Collateral will be deposited with and held by the Escrow Holder. For purposes of carrying out the provisions of this Pledge Agreement, Escrow Holder will act solely for the Pledgee as his agent. The Pledgee shall designate an Escrow Holder acceptable to the Pledgor.

        2.     Representations and Warranties and Covenants Regarding Collateral. Pledgor hereby represents and warrants to the Company that Pledgor has good title (both record and beneficial) to the Collateral, free and clear of all claims, pledges, security interests, liens or encumbrances of every nature whatsoever, and that Pledgor has the right to pledge and grant the Pledgee the security interest in the Collateral granted under this Pledge Agreement. Pledgor further agrees that, until all sums due under the Note have been paid in full, and all of Pledgor's obligations under this Pledge Agreement have been performed, Pledgor will not, without the Pledgee's prior written consent, (i) sell, assign or transfer, or attempt to sell, assign or transfer, any of the Collateral, or (ii) grant or create, or attempt to grant or create, any security interest, lien, pledge, claim or other encumbrance with respect to any of the Collateral or (iii) suffer or permit to continue upon any of the Collateral during the term of this Pledge Agreement, an attachment, levy, execution or statutory lien.

        3.     Rights on Default. Upon an occurrence of an Event of Default under the Note, the Pledgee will have full power to sell, assign and deliver or otherwise dispose the whole or any part of the Collateral at any broker's exchange or elsewhere, at public or private sale, at the option of the Pledgee, in order to satisfy any part of the obligations of Pledgor now existing or hereinafter arising under the Note or under this Pledge Agreement. On any such sale, the Pledgee or its assigns may purchase all or any part of the Collateral. In addition, at its sole option, the Pledgee may elect to retain all the Collateral in full satisfaction of Pledgor's obligation under the Note, in accordance with the provisions and procedures set forth in the North Carolina Uniform Commercial Code. Pledgor agrees at the Pledgee's request, to cooperate with the Pledgee in connection with the disposition of any and all of the Collateral and to execute and deliver any documents which the Pledgee shall reasonably request to permit disposition of the Collateral.

        4.     Additional Remedies. The rights and remedies granted to the Pledgee herein upon an Event of Default will be in addition to all the rights, powers and remedies of the Pledgee under the North Carolina Uniform Commercial Code and applicable law and such rights, powers and remedies will be exercisable by the Pledgee with respect to all of the Collateral. Pledgor agrees that the Pledgee's reasonable expenses of holding the Collateral, preparing it for resale or other disposition, and selling or otherwise disposing of the Collateral, including attorneys' fees and other legal expenses, will be deducted from the proceeds of any sale or other disposition and will be included in the amounts Pledgor must tender to redeem the Collateral. All rights, powers and remedies of the Pledgee will be cumulative and not alternative. Any forbearance or failure or delay by the Pledgee in exercising any right, power or remedy hereunder will not be deemed to be a waiver of any such right, power or remedy and any single or partial exercise of any such right, power or remedy hereunder will not preclude the further exercise thereof.

        5.     Dividends; Voting. All dividends hereinafter declared on or payable with respect to any Collateral during the term of this Pledge Agreement (excluding only ordinary cash dividends, which will be payable to Pledgor so long as no Event of Default has occurred under the Note) (the "Dividends") will be immediately delivered to the Pledgee to be held in pledge under this Pledge Agreement. Notwithstanding this Pledge Agreement, so long as Pledgor owns the Shares and no Event of Default has occurred under the Note, Pledgor will be entitled to vote any shares comprising the Collateral, subject to any proxies granted by Pledgor.

        6.     Adjustments. In the event that during the term of this Pledge Agreement, any stock dividend, reclassification, readjustment, stock split or other change is declared or made with respect to the Collateral, or if warrants or any other rights, options or securities are issued in respect of the Collateral, (the "Additional Securities") then all new, substituted and/or additional shares or other securities issued by reason of such change or by reason of the exercise of such warrants, rights, options or securities, will be (if delivered to Pledgor, immediately surrendered to the Pledgee and) pledged to the Pledgee to be held under the terms of this Pledge Agreement as and in the same manner as the Collateral is held hereunder.

        7.     Redelivery of Collateral; No Release For Partial Payment.

    Until all obligations of Pledgor and Company under the Note and under this Pledge Agreement have been satisfied in full, all Collateral will continue to be held in pledge under this Pledge Agreement.
    Upon performance of all Pledgor's obligations under the Note and this Pledge Agreement, the Pledgee will immediately redeliver the Collateral to Pledgor and this Pledge Agreement will terminate.

        8.     Further Assurances. Pledgor shall, at the Pledgee's request, execute and deliver such further documents and take such further actions as the Pledgee shall reasonably request to perfect and maintain the Pledgee's security interest in the Collateral, or in any part thereof.

        9.   Successors and Assigns. This Pledge Agreement will inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto.

        10.   Governing Law; Severability. This Pledge Agreement will be governed by and construed in accordance with the internal laws of the State of North Carolina, excluding that body of law relating to conflicts of law. Should one or more of the provisions of this Pledge Agreement be determined by a court of law to be illegal or unenforceable, the other provisions nevertheless will remain effective and will be enforceable.

        11.   Modification; Entire Agreement. This Pledge Agreement will not be amended without the written consent of the parties hereto. This Pledge Agreement, together with the Note and the UCC-1 financing statements giving notice of the security and to be filed by the Pledgor, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings related to such subject matter.

        IN WITNESS WHEREOF, the parties hereto have executed this Pledge Agreement as of the date and year first above written.

PLEDGOR

Datameg Corporation, a Delaware corporation

By:

____________________________

James Murphy, President

THE COMPANY

American Marketing And Sales, Inc., a Massachusetts corporation

By:

____________________________

Leonard J. Tocci, President

PLEDGEE

____________________________

Leonard J. Tocci